UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

NUCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

2100 Rexford Road, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 366-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 17, 2005, Nucor Corporation (the “Company”) entered into a new Multi-Year Revolving Credit Agreement (the “Credit Agreement”) with a group of lenders named in the related agreement, Bank of America, N.A., as agent for the lenders, Citibank, N.A., as syndication agent and Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book-managers.

The Credit Agreement provides for an unsecured $700 million five-year credit facility (the “New Credit Facility”) to the Company. Up to the equivalent of $600 million of the New Credit Facility will be available for foreign currency loans in Euros, Canadian Dollars, British Pounds Sterling, Swiss Francs and Japanese Yen. A portion of the New Credit Facility not to exceed $450 million will be available for the issuance of letters of credit by Bank of America, N.A., as the issuing lender. The New Credit Facility may be increased, at the election of the Company, by up to $300 million in accordance with the terms set forth in the Credit Agreement. The proceeds of any loans made under the Credit Agreement will be used for general corporate purposes.

Amounts under the New Credit Facility may be borrowed, repaid and reborrowed by the Company from time to time until the expiration of the New Credit Facility on June 17, 2010. Voluntary prepayments and commitment reduction under the New Credit Facility are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement.

The New Credit Facility provides for grid-based interest pricing based upon the credit rating of the Company’s senior unsecured long-term debt and alternatively, interest rates quoted by lenders in connection with competitive bidding. The Company will also pay (i) a facility fee at a rate that varies with the Company’s long-term debt ratings and that is calculated on the aggregate amount of the commitments under the credit agreement and (ii) during any period in which more than 50% of the commitments are borrowed, an incremental utilization fee on the outstanding amount.

The Credit Agreement contains customary terms and conditions, including limitations on the incurrence of certain liens, limitations on consolidations, mergers and sales of assets and a requirement to maintain a ratio of consolidated funded debt to total capitalization. The Credit Agreement also contains customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payment of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall become immediately due and payable, and the lenders’ commitments will automatically terminate.

In connection with the New Credit Facility, on June 17, 2005 the Company terminated a (i) five-year $300 million unsecured committed syndicated revolving credit facility (the “Terminated Multi-Year Credit Facility”) with a group of lenders named in the related agreement and Wachovia Bank, National Association, as agent for the lenders and (ii) 364-day $125 million

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unsecured committed syndicated revolving credit facility (the “Terminated 364-Day Credit Facility” and together with the Terminated Multi-Year Credit Facility, the “Terminated Credit Facilities”) with a group of lenders named in the related agreement and Bank of America, N.A., as agent for the lenders. At June 17, 2005, there were no borrowings under the Terminated Credit Facilities.

The Company has not borrowed any funds under the New Credit Facility.

The lenders under the New Credit Facility and the Terminated Credit Facilities and their affiliates have various relationships with the Company that generally arose in the ordinary course of business involving the provision of financial services.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The information required by this item is set forth under Item 1.01, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is set forth under Item 1.01, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1 Multi-Year Revolving Credit Agreement dated as of June 17, 2005 among Nucor Corporation, the lenders named therein, Bank of America, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCOR CORPORATION

By:	/s/ Terry S. Lisenby
Terry S. Lisenby
Chief Financial Officer, Treasurer and Executive Vice President

Dated: June 22, 2005

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INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Multi-Year Revolving Credit Agreement dated as of June 17, 2005 among Nucor Corporation, the lenders named therein, Bank of America, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent.

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